EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
G&K Services, Inc.
We have audited the consolidated financial statements of G&K Services, Inc. as of June 30, 2007, and July 1, 2006, and for each of the three years in the period ended June 30, 2007, and have issued our report thereon dated August 27, 2007 (included elsewhere in this Form 10-K). Our audits also included the financial statement schedule listed in Item 15(a) of this Annual Report (Form 10-K) for the year ended June 30, 2007. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Ernst & Young LLP

Minneapolis, Minnesota
August 27, 2007
G&K Services, Inc.
Schedule II – Valuation and Qualifying Accounts and Reserves
(In thousands)

		Additions
	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other		Balance at
Description	Year	Expenses	Accounts	Deductions	End of Year

Allowance for Doubtful Accounts
June 30, 2007	$3,011	$1,980	$—	$1,586	$3,405

July 1, 2006	$2,890	$1,905	$—	$1,784	$3,011

July 2, 2005	$2,603	$2,040	$—	$1,753	$2,890

Inventory Reserve

June 30, 2007	$2,312	$232	$—	$235	$2,309

July 1, 2006	$2,409	$152	$—	$249	$2,312

July 2, 2005 (1)	$579	$219	$2,088	$477	$2,409

(1)	The increase in the reserve for inventory in fiscal year 2005 was related to the purchase of our Lion Uniform Group.